EXHIBIT 4.3

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT, dated as of August 2nd, 2013 (the “Agreement”), is by and among WILLIAM N. LAMPSON, a resident of the State of Washington, and ROBERT FERGUSON, a resident of the State of Washington (collectively, the “Subordinated Creditor”); and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (defined below) (in such capacity, the “Agent”).
RECITALS:

A.            The Lenders have agreed to make loans to Perma-Fix Environmental Services, Inc., a Delaware corporation (the “Borrower”), of up to $43,500,000 pursuant to the terms of an Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 among the Borrower, the various financial parties thereto (the “Lenders”) and the Agent (hereinafter such Amended and Restated Revolving Credit, Term Loan and Security Agreement as amended from time to time shall be referred to as the “Loan Agreement”), and promissory notes in the aggregate principal amount of $43,500,000 dated as of October 31, 2011 executed by the Borrower in favor of the Agent (as such notes may be amended, modified or replaced from time to time, the “Senior Notes”).

B.            The Borrower owes the Subordinated Creditor $3,000,000 or such lesser amount as evidenced by that certain Promissory Note dated as of August 2, 2013 by and among the Subordinated Creditor and the Borrower (the “Subordinated Indebtedness”).

C.            In order to induce the Lenders and the Agent to make the above-referenced loans and extensions of credit to the Borrower, and because of the direct benefit to the Subordinated Creditor of such loan to the Borrower, the Subordinated Creditor has agreed to enter into this Subordination Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1           Certain Defined Terms.  For the purposes hereof:

(a)           “Senior Obligations” means (i) the principal amount of, and accrued interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower) on, the Senior Notes and on any loans or extensions of credit made by the Lenders or the Agent to the Borrower under the Loan Agreement, and (ii) all other indebtedness, obligations and liabilities of the Borrower to the Lenders or the Agent now existing or hereafter incurred or created under or with respect to the Loan Agreement or pursuant to any Other Documents.

(b)          “Subordinated Obligations” means (i) the principal amount of, and accrued interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower) on, the Subordinated Indebtedness, and (ii) any and all guarantees of any of the foregoing.

1.2          Other Definitional Provisions.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

ARTICLE II

Terms of Subordination

2.1          Subordination.  (a)  The Subordinated Creditor agrees that the Subordinated Obligations are expressly subordinate and junior in right of payment (as defined in subsection 2.1(b)) to all Senior Obligations.

(b)          “Subordinated and junior in right of payment” shall mean that:

(i)            Upon and after the occurrence and during the continuance of any Event of Default under the Loan Agreement and provided no acceleration of the Senior Obligations has occurred, the Subordinated Creditor will not, without the express prior written consent of the Agent, take, demand or receive, and the Borrower will not make, give or permit, directly or indirectly, by setoff, redemption, purchase or in any other manner, any payment of principal or interest on the whole or any part of the Subordinated Obligations and, without the express prior written consent of the Agent, the Subordinated Creditor will not accelerate the scheduled maturities of any amounts owing under the Subordinated Indebtedness.  Provided that no Event of Default has occurred and is continuing under the Loan Agreement and provided no acceleration of the Senior Obligations has occurred, and subject to the foregoing sentence, the Borrower may make and the Subordinated Creditor may receive regularly scheduled payments, when due, on the Subordinated Indebtedness.

(ii)           Until the date the Senior Obligations shall have been paid in full and satisfied, the Subordinated Creditor shall not accelerate, declare to be immediately due and payable, enforce or take any action to enforce or collect, the Subordinated Obligations or any portion thereof or any security therefore without the prior written consent of the Agent.  For the avoidance of doubt, nothing contained in this Section 2.1(b)(ii) shall prevent the Subordinated Creditor from (a) delivering a default notice to the Borrower (provided that such notice does not accelerate the maturity of the Subordinated Obligations), (b) filing or voting a claim in any insolvency or bankruptcy proceeding involving the Borrower or its assets or (c) instituting or charging the default rate of interest on the Subordinated Indebtedness following the occurrence and during the continuance of an event of default thereunder.

(iii)          Upon and after the occurrence and during the continuance of any Event of Default under the Loan Agreement and provided no acceleration of the Senior Obligations has occurred, no payment or distribution of any kind or character, whether in cash, property or securities (including without limitation, proceeds of collateral for the Subordinated Obligations), which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the Subordinated Creditor upon or in respect of the Subordinated Obligations shall be paid to the Subordinated Creditor, and the Subordinated Creditor shall not receive or accept any payment or distribution or any benefit therefrom unless and until the date the Senior Obligations shall have been fully paid and satisfied.

(iv)          Without limiting the generality of the foregoing provisions of this Section 2.1, in the event of any liquidation, termination, revocation or other winding‑up of the Borrower, or in the event of any receivership, insolvency, reorganization or bankruptcy proceedings, assignment for the benefit of creditors or any proceeding by or against the Borrower for any relief under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension of indebtedness, then, and in any such event, all Senior Obligations shall first be paid in full, before any payment or distribution is made in respect of the Subordinated Obligations, and any payment or distribution of any kind or character, whether in cash, property or securities (including without limitation, proceeds of collateral for the Subordinated Obligations), which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the Subordinated Creditor upon or in respect of the Subordinated Obligations, shall instead be paid over or delivered to the Senior Creditor or its representatives, and the Subordinated Creditor shall not receive any such payment or distribution or any benefit therefrom unless and until the Senior Obligations shall have been fully paid and satisfied.  Notwithstanding the foregoing, the Subordinated Creditor shall be entitled to keep and retain any substitute or replacement debt or equity securities issued to it pursuant to any confirmed plan of reorganization involving the Borrower.

2.2          Payments Received by Subordinated Creditor.  Should any payment or distribution or security, or the proceeds of any thereof, be collected or received by the Subordinated Creditor in respect of the Subordinated Obligations, and such collection or receipt is not expressly permitted hereunder, the Subordinated Creditor will forthwith turn over the same to the Agent in the form received (except for endorsement or assignment by the Subordinated Creditor when necessary) and, until so turned over, the same shall be held in trust by the Subordinated Creditor as the property of the Agent.

2.3          Subrogation.  The Subordinated Creditor shall not be subrogated to the rights of the Agent to receive payments or distributions of assets of the Borrower on the Senior Obligations.

ARTICLE III

Modification of Senior
Obligations; Reliance

3.1           The Subordinated Creditor consents that, without the necessity of any reservation of rights against the Subordinated Creditor, and without notice to or further assent by the Subordinated Creditor, (a) any demand for payment of any Senior Obligations may be continued, and the Senior Obligations or the liability of the Borrower or any other party upon or for any part thereof, or any collateral security or guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released and (b) the Senior Notes, the Loan Agreement and any document or instrument evidencing or governing the terms of any other Senior Obligations or any collateral security documents or guaranties or documents in connection with the Senior Notes, the Loan Agreement or the Senior Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Agent may deem advisable from time to time, and any collateral security at any time held by the Agent for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released, in each case all without notice to or further assent by the Subordinated Creditor, which will remain bound under this Agreement, and all without impairing, abridging, releasing or affecting the subordination provided for herein, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release.  The Subordinated Creditor waives any and all notice of the creation, modification, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Agent upon this Agreement, and the Senior Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between the Borrower and the Agent, shall be deemed to have been consummated in reliance upon this Agreement.  The Subordinated Creditor acknowledges and agrees that the Agent has relied upon the subordination provided for herein in entering into this Agreement.  The Subordinated Creditor waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

ARTICLE IV

Modification of Subordinated Indebtedness

4.1          Until the Senior Obligations have been paid in full and satisfied, the Subordinated Creditor will not, without the prior written consent of the Agent in each instance, (i) amend, modify, waive or supplement the terms of payment with respect to principal or interest on the Subordinated Indebtedness, (ii) release, compromise, adjust or settle any of the Subordinated Obligations, or (iii) accept any security interest, lien or mortgage on any assets or property of the Borrower or any subsidiary or affiliate thereof, or of any officer or shareholder of such entity, as security for the Subordinated Obligations.

ARTICLE V

Transfer of Subordinated Indebtedness

5.1          Until the Senior Obligations have been paid in full and satisfied, the Subordinated Creditor will not (a) sell, assign or otherwise transfer, in whole or in part, the Subordinated Indebtedness held by such Subordinated Creditor or any interest therein to any other person or entity (a “Transferee”) unless the Transferee agrees to be bound by the terms of this Agreement or (b) create, incur or suffer to exist any security interest, lien, charge or other encumbrance whatsoever upon the Subordinated Indebtedness in favor of any Transferee.

ARTICLE VI

Miscellaneous

6.1           No Waiver; Cumulative Remedies.  No failure to exercise, and no delay in exercising on the part of the Agent, from time to time, any rights, power and privileges under the Senior Obligations, or any right, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Agreement and in any agreement relating to any of the Senior Obligations and all other agreements, instruments and documents referred to in any of the foregoing are cumulative and shall not be exclusive of any rights or remedies provided by law.

6.2          Further Assurances.  The Subordinated Creditor agrees to execute and deliver such further documents and to do such other acts and things as the Agent may reasonably request in order fully to effect the purposes of this Agreement.

6.3          Governing Law; Successors and Assigns.  This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such state, shall be binding upon and inure to the benefit of the Agent, the Subordinated Creditor, and their respective successors, transferees and assigns.

6.4          Counterparts.  This Agreement may be executed by the parties hereto in any number of separate counterparts all of which taken together shall constitute one and the same instrument.

6.5           Waivers, Amendments, Etc.  The subordination provisions contained herein are for the benefit of the Agent, the Lenders and their successors and assigns as holder from time to time of Senior Obligations and may not be rescinded or cancelled or modified in any way, nor, unless otherwise expressly provided for herein, may any provision of this Agreement be waived or changed without the express prior written consent thereto of the Required Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.

/s/William N. Lampson
William N. Lampson

Address:	8308 Sunset Lane
Pasco, Washington 99301

/s/Robert Ferguson
Robert Ferguson

Address:	393 Columbia Pt. Drive
Richland, Washington 99352
Perma-Fix Environmental Services, Inc.
Subordination Agreement

The undersigned agrees to comply with the provisions of this Subordination Agreement applicable to it and to make payment to the Subordinated Creditor only in strict accordance with the terms hereof.

PERMA-FIX ENVIRONMENTAL
SERVICES, INC.

By:	/s/Ben Naccarato
Name:	Ben Naccarato
Title:	CFO

Address:	8302 Dunwoody Place #250
Atlanta, Georgia 30350
Attn: Ben Naccarato

Accepted and agreed to:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/Alex M. Council IV
Name:	Alex M. Council IV
Title:	Vice President

Address:	One Piedmont Town Center
4720 Piedmont Row Drive
Suite 300
Charlotte, North Carolina 28210
Attn: Alex Council